UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 14, 2013

(Date of earliest event reported)

PHYHEALTH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	333-163076	26-1772160
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. BOX 5578 Alpharetta, GA	30023-5578
(Address of principal executive offices)	(Zip Code)

305-779-1760
(Registrant's telephone number, including area code)

2747 Summerchase Lane
Henderson, Nevada 89052
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

In connection with the Stock Acquisition Agreement dated as of April 2, 2012 as amended on June 29, 2012 (the “Queste Agreement”), Queste Capital (“Queste”) received 80,274,933 shares of Phyhealth Corporation’s (the “Company”) common stock in exchange for certain assets and the settlement of debt held by affiliates of the Company. Subsequently, a dispute arose as to whether or not Queste paid the full purchase price for the 80,274,933 shares.

On September 4, 2012, without notice to CEO and Chairman Robert Trinka or other officers or directors of the Company, Queste Capital, on behalf of the Company, filed a Form 8-K, announcing that it voted its 80,274,933 Shares to elect a new Board of Directors, effectively taking control of the Company. The Company’s former officers and directors disputed Queste’s ability to vote the shares and to take such corporate action based on Queste’s alleged breach of the Queste Agreement.

These efforts led to the Company and Queste entering into a Rescission Agreement effective as of the share cancellation, November 14, 2013,  pursuant to which the Queste Agreement was rescinded, leaving the parties in the position they were in immediately prior to entering into the Queste Agreement. Accordingly, Queste returned the 80,274,933 shares to the Company and the Company returned any assets that Queste had contributed to the Company under the Queste Agreement. The Company has canceled the 80,274,933 shares, leaving the Company with 7,582,409 shares of outstanding common stock as of the date hereof. The following former officers and directors of the Company have been restored to the positions set forth opposite their respective names:

Robert L. Trinka	Chairman, President and CEO
Richard E. Goulding, MD	Director and Corporate Secretary

Information concerning Messrs. Trinka and Goulding are set forth in the Company’s Form 10-K for the year ended December 31, 2011 filed with the SEC on April 16, 2012, which information is incorporated by reference herein.

Mr. Fidel Rodriguez resigned effective August 31, 2012 and therefore the prior positions of Mr. Rodriguez have not been restored.

Moreover, the appointment of the following officers and directors has been rescinded:

Richard Ham	President, CEO, Treasurer and Director
Carla Aufdenkamp	Secretary and Director
Bruce Langson	Director

Item 1.02  Termination of a Material Definitive Agreement

As described in Item 1.01, the Company and Queste rescinded the Queste Agreement effective November 14, 2013.

Item 2.01 Disposition of Assets

As described in Item 1.01, the Company and Queste rescinded the Queste Agreement effective November 14, 2013. As such, the Company did not retain ownership of any assets it received in connection with the Queste Agreement, including, without limitation, permits and plans for a real estate project in Nevada.

Item 3.02  Unregistered Sales of Equity Securities

In connection with the Queste Agreement, Queste agreed to pay $425,000 in satisfaction of all outstanding indebtedness due by the Company to Robert and Dory Trinka (the “Trinkas”).  Robert Trinka is Chairman, President and CEO of the Company. Dory Trinka is related to Robert by marriage. On June 27, 2012, Queste issued a Convertible Promissory Note to the Trinkas for $400,000 and agreed to an immediate payment of $25,000 to the Trinkas. Instead, Queste paid $25,000 directly to the Company instead of to the Trinkas. The Trinkas agreed to reduce the Company’s indebtedness to them by the $25,000 in exchange for 4,722,055 shares of the Company’s common stock, which shares were valued at $0.0052943 per share – the same per share price that the Company agreed to sell shares to Queste. The transaction was exempt from the registration requirements of the Securities Act of 1933 based on Section 4(2) thereunder and Rule 506 of Regulation D.

Item 5.01 Changes in Control of Registrant.

As described in Item 1.01, the Company and Queste rescinded the Queste Agreement effective November 14, 2013. As a result, Messrs. Trinka and Goulding were restored to the positions they held with the Company prior to the date of the Queste Agreement. The officers and directors allegedly appointed in September 2012 were rescinded as noted in item 1.01 above.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

As described in items 1.01 and 5.01, the Company and Queste rescinded the Queste Agreement effective November 14, 2013. As a result, Messrs. Trinka and Goulding were restored to the positions they held with the Company prior to the date of the Queste Agreement. The officers and directors allegedly appointed in September 2012 were rescinded as noted in item 1.01 above.

Item 9.01. Exhibits.

Exhibit 10.1	Rescission Agreement effective as of November 14, 2013 between the Company and Queste Capital

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PHYHEALTH CORPORATION

Dated: November 15, 2013	By:	/s/ Robert L.Trinka
Robert Trinka
Chairman, President, CEO, Principal Executive and Financial Officer